The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Securities until the Pricing Supplement is delivered in final form. We are not selling these Securities, nor are we soliciting offers to buy these Securities, in any State where such offer or sale is not permitted.
PRELIMINARY PRICING SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
Subject to Completion	Registration No. 333-228614
Dated May 3, 2021
Pricing Supplement dated May ●, 2021 to the
Prospectus dated December 26, 2018,
Prospectus Supplement dated November 19, 2020 and
Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated November 19, 2020

The Bank of Nova Scotia
$
Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside, Principal at Risk Securities
Linked to the Lowest Performing of the iShares® Global Clean Energy ETF and the Invesco Solar ETF Due November 30, 2022
The Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside, Principal at Risk Securities, Linked to the Lowest Performing of the iShares® Global Clean Energy ETF and the Invesco Solar ETF Due November 30, 2022 (the “Securities”) offered hereunder are senior unsecured debt obligations of the Bank and are subject to investment risks including possible loss of the Principal Amount invested due to the negative performance of the Reference Assets and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Securities are linked to the lowest performing of the iShares® Global Clean Energy ETF and the Invesco Solar ETF (each, a “Reference Asset” and together, the “Reference Assets”). The “Lowest Performing Reference Asset” on any Calculation Date will be the Reference Asset that has the lowest Percentage Change on that Calculation Date. The “Percentage Change” of a Reference Asset on any Calculation Date will be equal to the change in the Fund Closing Price of such Reference Asset on such Calculation Date as compared to its Starting Price, expressed as a percentage of its Starting Price.
The Securities will not be listed on any securities exchange or automated quotation system.
Contingent Coupon. The Securities will pay a Contingent Coupon Payment on each Contingent Coupon Payment Date until the earlier of the Maturity Date or Call Settlement Date if, and only if, the Fund Closing Price of the Lowest Performing Reference Asset on the related Calculation Date is greater than or equal to its Coupon Threshold Price. However, if the Fund Closing Price of the Lowest Performing Reference Asset on a Calculation Date is less than its Coupon Threshold Price, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date. If the Fund Closing Price of the Lowest Performing Reference Asset on every Calculation Date is less than its Coupon Threshold Price, you will not receive any Contingent Coupon Payments throughout the entire term of the Securities and you will not earn any positive return. The Coupon Threshold Price for each Reference Asset is equal to 65.00% of its Starting Price. The Contingent Coupon Rate will be determined on the pricing date and will be within the range of 10.00% to 12.00% per annum.
Automatic Call. If the Fund Closing Price of the Lowest Performing Reference Asset on any of the quarterly Calculation Dates from November 24, 2021 to August 24, 2022, inclusive, is greater than or equal to its Starting Price, we will automatically call the Securities for the Principal Amount plus the Contingent Coupon Payment applicable to that Calculation Date.
Potential Loss of Principal. If the Securities are not automatically called prior to the Maturity Date, the amount that you will be paid on your Securities at maturity will be based on the performance of the Lowest Performing Reference Asset from its Starting Price to its Fund Closing Price on the Final Calculation Date (its “Ending Price”). If the Securities are not automatically called, you will receive the Principal Amount per Security at maturity if, and only if, the Ending Price of the Lowest Performing Reference Asset is greater than or equal to its Downside Threshold Price. However, if the Ending Price of the Lowest Performing Reference Asset is less than its Downside Threshold Price, you will have full downside exposure to the decrease in the price of the Lowest Performing Reference Asset from its Starting Price to its Ending Price, and will lose more than 35.00%, and possibly all, of the Principal Amount at maturity.
Any payments on the Securities, including any Contingent Coupon Payments that become payable, are subject to our credit risk.
Your return on the Securities will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Calculation Date. You will not benefit in any way form the performance of any better performing Reference Asset. Therefore, you will be adversely affected if any Reference Asset performs poorly, and such poor performance will not be offset or mitigated by positive or less negative performance by the other Reference Asset.
The difference between the estimated value of your Securities and the Original Offering Price reflects costs that the Bank expects to incur and profits that the Bank expects to realize in connection with hedging activities related to the Securities. These costs and profits will likely reduce the secondary market price, if any, at which the Underwriters are willing to purchase the Securities. The Underwriters may, but are not obligated to, purchase any Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Trade Date and you may lose a substantial portion of your investment in the Securities. The Bank's profit in relation to the Securities will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with such amounts and (ii) the costs incurred by the Bank in connection with the issuance of the Securities and the hedging transactions it effects. The Bank's affiliates or the Underwriters’ affiliates may also realize a profit from a hedging transaction with our affiliate and/or an affiliate of Wells Fargo Securities, LLC (“WFS”) in connection with your Securities as described under “The Bank’s Estimated Value of the Securities”.
The return on your Securities will relate to the price return of the Reference Assets and will not include any dividends or other distributions paid on the Reference Assets. The Securities are derivative products based on the performance of the Reference Assets. The Securities do not constitute a direct investment in any of the Reference Assets or the shares, units or other securities represented by the Reference Assets. By acquiring Securities, you will not have any direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any Reference Asset or any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any Reference Asset including, without limitation, any voting rights or rights to receive dividends or other distributions.
Neither the United States Securities and Exchange Commission (“SEC”), nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense.
The Securities are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc., our affiliate, will purchase the Securities from us for distribution to other registered broker dealers including WFS or will offer the Securities directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Securities after their initial sale. If you are buying Securities from Scotia Capital (USA) Inc. or another of its affiliates or agents, the final pricing supplement to which this pricing supplement relates may be used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and on page PS-32 of the accompanying product prospectus supplement.
	Per Security	Total
Price to public[1]	100.00%	$●
Underwriting commissions[2]	Up to 2.00%	$●
Proceeds to The Bank of Nova Scotia[3]	At least 98.00%	$●
The Securities have complex features and investment in the Securities involves certain risks. You should refer to “Additional Risks” beginning on page P-21 in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.
We will deliver the Securities in book-entry form through the facilities of The Depository Trust Company (“DTC”) on the Original Issue Date against payment in immediately available funds.
Scotia Capital (USA) Inc.	Wells Fargo Securities, LLC.
 1 If the Securities priced today, the estimated value of the Securities as determined by the Bank would be between $933.84 (93.384%) and $968.43 (96.843%) per $1,000 Principal Amount of the Securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement for additional information.
2 Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to WFS at a discount of up to $20.00 (2.00%) per $1,000 Principal Amount of the Securities. WFS will provide selected dealers, which may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $10.00 (1.00%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA. In respect of certain Securities sold in this offering, we may pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.
3 Excludes any profits from hedging. For additional considerations relating to hedging activities see “Additional Risks— Risks Relating to Estimated Value and Liquidity— The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, and the accompanying prospectus, prospectus supplement, and product prospectus supplement. See “Additional Terms of the Securities” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	0641593D6 / US0641593D64
Type of Securities:	Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside, Principal at Risk Securities
Reference Assets:
The iShares® Global Clean Energy ETF (Bloomberg Ticker: ICLN) and the Invesco Solar ETF (Bloomberg Ticker: TAN). We may refer to the iShares® Global Clean Energy ETF as the “ICLN” and the Invesco Solar ETF as the “TAN” herein.

Investment Advisors:	With respect to ICLN: BlackRock Fund Advisors and with respect to TAN: Invesco Capital Management LLC
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Security
Original Offering Price:	100.00% of the Principal Amount of each Security
Currency:	U.S. Dollars
Pricing Date:	Expected to be May 25, 2021
Trade Date:	Expected to be May 25, 2021
Original Issue Date:
Expected to be June 2, 2021 (to be determined on the Trade Date and expected to be the 5th  scheduled Business Day after the Trade Date).

We expect that delivery of the Securities will be made against payment therefor on or about the 5th Business Day following the Trade Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in 2 Business Days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities prior to the second Business Day before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in 5 Business Days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:
November 30, 2022 or, if such day is not a Business Day, the next succeeding Business Day. If the Final Calculation Date is postponed such that the last Final Calculation Date falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the last Final Calculation Date as postponed.

Contingent Coupon Payment:
On each Contingent Coupon Payment Date, you will receive a Contingent Coupon Payment based on the Contingent Coupon Rate, which is a per annum rate if, and only if, the Fund Closing Price of the Lowest Performing Reference Asset on the related Calculation Date is greater than or equal to its Coupon Threshold Price.

Contingent Coupon Payments on the Securities are not guaranteed. If the Fund Closing Price of the Lowest Performing Reference Asset on a Calculation Date is less than its Coupon Threshold Price, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date. If the Fund Closing Price of the Lowest Performing Reference Asset is less than its Coupon Threshold Price on each Calculation Date, you will not receive any Contingent Coupon Payments over the term of the Securities and you will not earn any positive return.

Each Contingent Coupon Payment, if any, will be calculated per Security as follows:

($1,000 × Contingent Coupon Rate) / 4

Any Contingent Coupon Payments will be rounded to the nearest cent, with one-half cent rounded upward.

Contingent Coupon Rate:	10.00%-12.00% per annum, to be determined on the Pricing Date
Calculation Dates:
Quarterly, on the 24th day of each February, May, August and November (subject to postponement as described under “—Postponement of a Calculation Date” below), commencing August 24, 2021 and ending November 25, 2022. We refer to November 25, 2022 as the “Final Calculation Date”.

Contingent Coupon Payment Dates:
Three business days after the applicable Calculation Date (as each such Calculation Date may be postponed pursuant to “—Postponement of a Calculation Date” below, if applicable); provided that the Contingent Coupon Payment Date for the Final Calculation Date is the Maturity Date.  If a Contingent Coupon Payment Date is postponed, the Contingent Coupon Payment, if any, due on that Contingent Coupon Payment Date will be made on that Contingent Coupon Payment Date as so postponed with the same force and effect as if it had been made on the originally scheduled Contingent Coupon Payment Date, that is, with no additional amount accruing or payable as a result of the postponement.

Coupon Threshold Price:	With respect to the ICLN: $[n] (65.00% of its Starting Price, to be set on the Trade Date) With respect to the TAN: $[n] (65.00% of its Starting Price, to be set on the Trade Date)
Principal at Risk:
If the Securities are not automatically called and there is a percentage decrease in the Lowest Performing Reference Asset from its Starting Price to its Ending Price of more than 35.00%, you will be fully exposed to the decline of the Lowest Performing Reference Asset from its Starting Price. Under such circumstances, you will lose more than 35.00% and you may lose up to 100% of the Principal Amount of your Securities.

Automatic Call Feature:
If the Fund Closing Price of the Lowest Performing Reference Asset on any of the quarterly Calculation Dates from November 24, 2021 to August 24, 2022, inclusive, is greater than or equal to its Starting Price, the Securities will be automatically called. On the related Call Settlement Date, you will be entitled to receive a cash payment per Security in U.S. dollars equal to the Principal Amount per Security plus the Contingent Coupon Payment applicable to the relevant Calculation Date.

If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date. You will not receive any notice from us if the Securities are automatically called.

Call Settlement Date:	Three business days after the applicable Calculation Date (as each such Calculation Date may be postponed pursuant to “—Postponement of a Calculation Date” herein, if applicable).

Fees and Expenses:
Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to WFS at a discount of up to $20.00 (2.00%) per $1,000 Principal Amount of the Securities. WFS will provide selected dealers, which may include Wells Fargo Advisors (“WFA”), with a selling concession of up to $10.00 (1.00%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.

In addition, in respect of certain Securities sold in this offering, we may pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their respective affiliates expect to incur and profits that the Bank, the Underwriters or their respective affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Pricing Date. See “Additional Risks— Risks Relating to Estimated Value and Liquidity— The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Redemption Amount at Maturity:
If the Securities are not automatically called prior to the Maturity Date, the Redemption Amount at Maturity, if any (in addition to the final Contingent Coupon Payment, if one is payable with respect to the Final Calculation Date), will be calculated as follows:

•            If the Ending Price of the Lowest Performing Reference Asset is greater than or equal to its Downside Threshold Price, the Redemption Amount at Maturity will equal:
Principal Amount

•            If the Ending Price of the Lowest Performing Reference Asset is less than its Downside Threshold Price, the Redemption Amount at Maturity will equal:

Principal Amount + (Principal Amount x Percentage Change of the Lowest Performing Reference Asset on the Final Calculation Date)

If the Securities are not automatically called prior to the Maturity Date and the Ending Price of the Lowest Performing Reference Asset on the Final Calculation Date is less than its Downside Threshold Price, you will lose more than 35.00%, and possibly all, of the Principal Amount of your Securities.

Any positive return on the Securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of any Reference Asset, but you will have full downside exposure to the Lowest Performing Reference Asset on the Final Calculation Date if the Ending Price of that Reference Asset is less than its Downside Threshold Price.

Starting Price:
With respect to the ICLN, $[n] (to be set on the Trade Date)

With respect to the TAN, $[n] (to be set on the Trade Date)

In each case equal to the Fund Closing Price of such Reference Asset on the Trade Date.

Ending Price:	With respect to each Reference Asset, the Fund Closing Price of such Reference Asset on the Final Calculation Date.
Downside Threshold Price:
With respect to the ICLN: $[n] (65.00% of its Starting Price, to be set on the Trade Date)

With respect to the TAN: $[n] (65.00% of its Starting Price, to be set on the Trade Date)

In each case, as determined by the Calculation Agent.

Fund Closing Price:
With respect to a Reference Asset, the Fund Closing Price on any Trading Day means the product of (i) the Closing Price of one share of such Reference Asset (or one unit of any other security for which a Fund Closing Price must be determined) on such Trading Day and (ii) the Adjustment Factor applicable to such Reference Asset on such Trading Day.

Closing Price:
With respect to a Reference Asset on any date of determination, the closing price for one share of such Reference Asset (or one unit of any other security for which a closing price must be determined) on any trading day means the official closing price on such day published by the principal United States securities exchange registered under the Exchange Act on which such Reference Asset (or any such other security) is listed or admitted to trading. In certain special circumstances, the Closing Price of a Reference Asset will be determined by the Calculation Agent. See “—Market Disruption Events” and “—Postponement of a Calculation Date” herein.

Adjustment Factor:
The Adjustment Factor means, with respect to a share of a Reference Asset (or one unit of any other security for which a Fund Closing Price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of such Reference Asset. See “—Anti-dilution Adjustments Relating to the Reference Assets” below.

Lowest Performing Reference Asset:	With respect to any Calculation Date, the Reference Asset with the lowest Percentage Change calculated as of such date.
Percentage Change:	With respect to any Reference Asset on any Calculation Date, the Percentage Change will be calculated as follows: Fund Closing Price on the Calculation Date – Starting Price Starting Price
Postponement of a Calculation Date:
If any Calculation Date is not a Trading Day with respect to any Reference Asset, such Calculation Date for each Reference Asset will be postponed to the next succeeding day that is a Trading Day with respect to each Reference Asset.

If a market disruption event occurs or is continuing with respect to a Reference Asset on any Calculation Date, then such Calculation Date for such Reference Asset will be postponed to the first succeeding Trading Day for such Reference Asset on which a market disruption event for such Reference Asset has not occurred and is not continuing; however, if such first succeeding Trading Day has not occurred as of the eighth Trading Day for such Reference Asset after the originally scheduled Calculation Date, that eighth Trading Day shall be deemed to be the Calculation Date for such Reference Asset. If a Calculation Date has been postponed eight Trading Days for a Reference Asset after the originally scheduled Calculation Date and a market disruption event occurs or is continuing with respect to such Reference Asset on such eighth Trading Day, the Calculation Agent will determine the Closing Price of such Reference Asset on such eighth Trading Day based on its good faith estimate of the value of the shares (or other applicable securities) of such Reference Asset as of the close of trading on such date. Notwithstanding the postponement of a Calculation Date for a Reference Asset due to a market disruption event with respect to such Reference Asset on such Calculation Date, the originally scheduled Calculation Date will remain the Calculation Date for any Reference Asset not affected by a market disruption event on such day.

Notwithstanding anything to the contrary in the accompanying product prospectus supplement, the Calculation Dates  will be postponed as set forth herein.

Form of Securities:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Underwriters:	Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC.

Status:
The Securities will constitute direct, senior, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, senior, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.

Tax Considerations: Tax Redemption:
For a discussion of Canadian income tax considerations to a holder of owning the Securities, see “Canadian Income Tax Consequences” herein. For a discussion of United States federal income tax considerations to a holder's ownership and disposition of the Securities, see “U.S. Federal Income Tax Consequences” herein.

The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Securities. See “Tax Redemption” in the accompanying product prospectus supplement.

Listing:	The Securities will not be listed on any securities exchange or automated quotation system.
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Business Day:	New York and Toronto
Canadian Bail-in:	The Securities are not bail-inable debt securities under the CDIC Act.
Investing in the Securities involves significant risks. If the Securities are not automatically called and the Ending Price of the Lowest Performing Reference Asset is less than its Downside Threshold Price, you will lose more than 35.00%, and possibly up to 100% of the Principal Amount of your Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

ADDITIONAL TERMS OF THE SECURITIES

You should read this pricing supplement together with the accompanying prospectus dated December 26, 2018, as supplemented by the accompanying prospectus supplement dated November 19, 2020 and the product prospectus supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated November 19, 2020, relating to our Senior Note Program, Series A, of which these Securities are a part. Certain terms used but not defined in this pricing supplement will have the meanings given to them in the accompanying product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, and product prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm
Prospectus Supplement dated November 19, 2020:
https://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm
Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A), dated November 19, 2020:
http://www.sec.gov/Archives/edgar/data/9631/000091412118002481/bn50678220-424b2.htm
For purposes of the Securities, the following definitions will apply and to the extent they conflict with the definitions including in the accompanying product prospectus supplement, the definitions in this pricing supplement will control.

Certain Definitions
A “Trading Day” with respect to a Fund means a day, as determined by the Calculation Agent, on which the Relevant Stock Exchange and each Related Futures or Options Exchange with respect to such Reference Asset or any successor thereto, if applicable, are scheduled to be open for their respective regular trading sessions.
The “Relevant Stock Exchange” for a Reference Asset means the primary exchange or quotation system on which shares (or other applicable securities) of such Reference Asset are traded, as determined by the Calculation Agent.
The “Related Futures or Options Exchange” for a Reference Asset means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to such Reference Asset.
Market Disruption Events
A “Market Disruption Event” means, with respect to a Reference Asset, any of the following events as determined by the Calculation Agent in its sole discretion:
(A)
The occurrence or existence of a material suspension of or limitation imposed on trading by the Relevant Stock Exchange or otherwise relating to the shares or other applicable securities of such Reference Asset or any successor fund on the Relevant Stock Exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by such Relevant Stock Exchange or otherwise.
(B)
The occurrence or existence of a material suspension of or limitation imposed on trading by any Related Futures or Options Exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of such Reference Asset or any successor fund on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the Related Futures or Options Exchange or otherwise.

(C)
The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of such Reference Asset or any successor fund on their the Relevant Stock Exchange at any time during the one-hour period that ends at the close of trading on that day.

(D)
The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of such Reference Asset or any successor fund on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)
The closure of the Relevant Stock Exchange or any Related Futures or Options Exchange with respect to such Reference Asset or any successor fund prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, and (2) the submission deadline for orders to be entered into the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, system for execution at the close of trading on that day.

(F)	The Relevant Stock Exchange or any Related Futures or Options Exchange with respect to such Reference Asset or successor fund fails to open for trading during its regular trading session.
For purposes of determining whether a market disruption event has occurred with respect to a Reference Asset:
(1)	the “close of trading” means the scheduled closing time of the Relevant Stock Exchange with respect to such Reference Asset or successor fund on such Trading Day; and
(2)
the “scheduled closing time” of the Relevant Stock Exchange or any Related Futures or Options Exchange on any Trading Day for such Reference Asset or any successor fund means the scheduled weekday closing time of such Relevant Stock Exchange or Related Futures or Options Exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours.

Anti-dilution Adjustments
The Calculation Agent will adjust the Adjustment Factor for a Reference Asset as specified below if any of the events specified below occurs with respect to such Reference Asset and the effective date or ex-dividend date, as applicable, for such event is after the Pricing Date and on or prior to the Final Calculation Date for such Reference Asset.
The adjustments specified below do not cover all events that could affect a Reference Asset, and there may be other events that could affect a Reference Asset for which the Calculation Agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, a Reference Asset, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the Calculation Agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the securities. All determinations made by the Calculation

Agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the applicable Reference Asset.
For any event described below, the Calculation Agent will not be required to adjust the Adjustment Factor for a Reference Asset unless the adjustment would result in a change to the Adjustment Factor for such Reference Asset then in effect of at least 0.10%. The Adjustment Factor for a Reference Asset resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.
(A)	Stock Splits and Reverse Stock Splits
If a stock split or reverse stock split has occurred with respect to a Reference Asset, then once such split has become effective, the Adjustment Factor for such Reference Asset will be adjusted to equal the product of the prior Adjustment Factor for such Reference Asset and the number of securities which a holder of one share (or other applicable security) of such Reference Asset before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.
(B)	Stock Dividends
If a dividend or distribution of shares (or other applicable securities) of a Reference Asset has been made by such Reference Asset ratably to all holders of record of such shares (or other applicable security), then the Adjustment Factor for such Reference Asset will be adjusted on the ex-dividend date to equal the prior Adjustment Factor for such Reference Asset plus the product of the prior Adjustment Factor for such Reference Asset and the number of shares (or other applicable security) of such Reference Asset which a holder of one share (or other applicable security) of such Reference Asset before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of such Reference Asset paid or distributed is based on a fixed cash equivalent value.
(C)	Extraordinary Dividends
If an extraordinary dividend (as defined below) has occurred with respect to a Reference Asset, then the Adjustment Factor for such Reference Asset will be adjusted on the ex-dividend date to equal the product of the prior Adjustment Factor for such Reference Asset and a fraction, the numerator of which is the closing price per share (or other applicable security) of such Reference Asset on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of such Reference Asset on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).
For purposes of determining whether an extraordinary dividend has occurred with respect to a Reference Asset:
(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the Calculation Agent determines, in its sole discretion, is extraordinary or special; and
(2)
“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of such Reference Asset will equal the amount per share (or other applicable security) of such Reference Asset of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the Calculation Agent in its sole discretion.

A distribution on the securities of a Reference Asset described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend for such Reference Asset will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)	Other Distributions
If a Reference Asset declares or makes a distribution to all holders of the shares (or other applicable security) of such Reference Asset of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the Calculation Agent may, in its sole discretion, make such adjustment (if any) to the Adjustment Factor for such Reference Asset as it deems appropriate in the circumstances. If the Calculation Agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.
(E)	Reorganization Events
If a Reference Asset, or any successor fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and such Reference Asset is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the Calculation Agent shall, in its sole discretion, make an adjustment to the Adjustment Factor for such Reference Asset or the method of determining the any payments on the securities or any other terms of the securities as the Calculation Agent determines appropriate to account for the economic effect on the securities of such event, and determine the effective date of that adjustment. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may deem such event a liquidation event (as defined below).
Liquidation Events
If a Reference Asset is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the Calculation Agent determines, in its sole discretion, to be comparable to such Reference Asset, then, upon the Calculation Agent’s notification of that determination to the trustee and Wells Fargo, any subsequent Fund Closing Price for such Reference Asset will be determined by reference to the Fund Closing Price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”), with such adjustments as the Calculation Agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.
If a Reference Asset undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any Fund Closing Price of such Reference Asset is to be determined and the Calculation Agent determines that no successor fund is available at such time, then the Calculation Agent will, in its discretion, calculate the Fund Closing Price for such Reference Asset on such date by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate such Reference Asset, provided that if the Calculation Agent determines in its discretion that it is not practicable to replicate such Reference Asset (including but not limited to the instance in which the Target Index Sponsor discontinues publication of the Target Index), then the Calculation Agent will calculate the Fund Closing Price for such Reference Asset in accordance with the formula last used to calculate such Fund Closing Price before such liquidation event, but using only those securities that were held by such Reference Asset immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.
If a successor fund is selected or the Calculation Agent calculates the Fund Closing Price as a substitute for such Reference Asset, such successor fund or Fund Closing Price will be used as a substitute for such Reference Asset for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, a liquidation event with respect to a Reference Asset may adversely affect the value of the securities.
If any event is both a reorganization event and a liquidation event with respect to a Reference Asset, such event will be treated as a reorganization event with respect to such Reference Asset for purposes of the securities unless the Calculation Agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation
If at any time the method of calculating a Reference Asset or a successor fund, or its Target Index, is changed in a material respect, or if a Reference Asset or a successor fund is in any other way modified so that such Reference Asset does not, in the opinion of the Calculation Agent, fairly represent the price of the securities of such Reference Asset or such successor fund had such changes or modifications not been made, then the Calculation Agent may, at the close of business in New York City on the date that any Fund Closing Price for such Reference Asset is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a closing price of such Reference Asset comparable to such Reference Asset or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the Fund Closing Price for such Reference Asset and any payments on the securities with reference to such adjusted closing price of such Reference Asset or such successor fund, as applicable.

INVESTOR SUITABILITY

The Securities may be suitable for you if:
•
You fully understand and accept the risks inherent in an investment in the Securities, including the risk that you may receive few or no Contingent Coupon Payments over the term of the Securities and the risk that you may lose a substantial portion or all of your investment in the Securities

•	You can tolerate a loss of up to 100% of your investment in the Securities
•
You understand and accept that your return on the Securities is limited to any Contingent Coupon Payments received and that you will not participate in any appreciation of any of the Reference Assets, which may be significant

•	You believe the Fund Closing Price of each Reference Asset will be equal to or greater than its Coupon Threshold Price on each Calculation Date
•	You believe that, if the Securities are not automatically called, the Ending Price of each Reference Asset will be equal to or greater than its Downside Threshold Price
•
You understand and accept that you will not receive a Contingent Coupon Payment if the Fund Closing Price of any Reference Asset on a Calculation Date is less than its Coupon Threshold Price (and, accordingly, that you may not receive any Contingent Coupon Payments)

•
You understand and accept that, if the Securities are not automatically called, you will lose some or all of your investment if the Ending Price of any Reference Asset is less than its Downside Threshold Price

•
You understand and accept that the Securities are not linked to a basket of the Reference Assets and that, if the Securities are not automatically called, the Redemption Amount will be based solely on the performance of the Lowest Performing Reference Asset, which is the Reference Asset with the lowest Percentage Change, regardless of the performance of the other Reference Asset

•
You do not seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income and you are willing to forgo dividends or other distributions on the shares of the Reference Assets

•	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the Reference Assets
•
You understand and accept that the Securities may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities
•	You are willing to accept the risk of exposure to small-, mid- and micro- capitalization companies engaged in the renewable energy sector
•
You are willing to assume the credit risk of the Bank for all payments under the Securities, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you, including any repayment of principal

The Securities may not be suitable for you if:
•
You do not fully understand or are unwilling to accept the risks inherent in an investment in the Securities, including the risk that you may receive few or no Contingent Coupon Payments and the risk that you may lose a substantial portion or all of your investment in the Securities

•	You seek a security with a fixed term
•	You require an investment designed to guarantee a full return of principal at maturity
•	You cannot tolerate a loss of up to 100% of your investment in the Securities
•
You seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income and/or you prefer an investment that entitles you to receive dividends or other distributions on the shares of the Reference Assets

•	You believe that the Fund Closing Price of at least one Reference Asset on one or more Calculation Dates will be less than its Coupon Threshold Price

•	You believe that, if the Securities are not automatically called, the Ending Price of at least one Reference Asset will be less than its Downside Threshold Price
•
You do not fully understand or are unwilling to accept that the Securities are not linked to a basket of the Reference Assets and that, if the Securities are not automatically called, the Redemption Amount will based solely on the performance of the Lowest Performing Reference Asset, regardless of the performance of the other Reference Asset

•	You are unwilling to accept the risk that the Securities may be automatically called prior to scheduled maturity
•
You are unwilling to purchase Securities with an estimated value as of the Pricing Date that is lower than the Principal Amount and that may be as low as the lower estimated value set forth on the cover page

•	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the Reference Assets
•	You are unwilling to accept the risk of exposure to the Reference Assets
•	You are unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market
•	You are unwilling to accept the risk of exposure to small-, mid- or micro- capitalization companies engaged in the renewable energy sector
•	You are not willing to assume the credit risk of the Bank for all payments under the Securities
•	You prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings
The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Additional Risks” of this preliminary pricing supplement and the “Additional Risk Factors Specific to the Notes” of the accompanying product prospectus supplement for risks related to an investment in the Securities.

DETERMINING PAYMENT ON A CONTINGENT PAYMENT DATE AND AT MATURITY

If the Securities have not been previously automatically called, on each Contingent Coupon Payment Date, you will either receive a Contingent Coupon Payment or you will not receive a Contingent Coupon Payment, depending on the Fund Closing Price of the Lowest Performing Reference Asset on the related Calculation Date.
Step 1: Determine which Reference Asset is the Lowest Performing Reference Asset on the relevant Calculation Date. The Lowest Performing Reference Asset on any Calculation Date is the Reference Asset with the lowest Percentage Change on that Calculation Date.  The Percentage Change of a Reference Asset on a Calculation Date is the percentage change in the Fund Closing Price of such Reference Asset on that Calculation Date as compared to its Starting Price, expressed as a percentage of its Starting Price.
Step 2: Determine whether a Contingent Coupon is paid on the applicable Contingent Coupon Payment Date based on the Closing Price of the Lowest Performing Reference Asset on the relevant Calculation Date, as follows:
If the Securities have not been automatically called prior to the Maturity Date, you will receive on the Maturity Date (in addition to the final Contingent Coupon Payment, if any) a cash payment per Security (the Redemption Amount at Maturity) calculated as follows:
Step 1: Determine which Reference Asset is the Lowest Performing Reference Asset on the Final Calculation Date. The Lowest Performing Reference Asset on the Final Calculation Date is the Reference Asset with the lowest Percentage Change on the Final Calculation Date.
Step 2: Calculate the Redemption Amount at Maturity based on the Ending Price of the Lowest Performing Reference Asset, as follows:

HYPOTHETICAL PAYOUT PROFILE

The following profile illustrates the potential Redemption Amount at Maturity on the Securities (excluding the final Contingent Coupon Payment, if any) for a range of hypothetical performances of the Lowest Performing Reference Asset on the Final Calculation Date from its Starting Price to its Ending Price, assuming the Securities have not been automatically called prior to the Maturity Date. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Price of the Lowest Performing Reference Asset on the Final Calculation Date and whether you hold your Securities to maturity.  The performance of the better performing Reference Asset is not relevant to your return on the Securities.

HYPOTHETICAL RETURNS

If the Securities are automatically called:
If the Securities are automatically called prior to the Maturity Date, you will receive a cash payment on the related Call Settlement Date equal to the Principal Amount plus the Contingent Coupon Payment otherwise due. In the event the Securities are automatically called, your total return on the Securities will equal any Contingent Coupon Payments received prior to the Call Settlement Date and the Contingent Coupon Payment received on the Call Settlement Date.

If the Securities are not automatically called:
If the Securities are not automatically called prior to the Maturity Date, the following table illustrates, for a range of hypothetical Percentage Changes of the Lowest Performing Reference Asset on the Final Calculation Date, the hypothetical Redemption Amount at Maturity per Security (excluding the final Contingent Coupon Payment, if any). The Percentage Change of the Lowest Performing Reference Asset on the Final Calculation Date is equal to the percentage change from its Starting Price to its Ending Price (i.e., Ending Price minus Starting Price, divided by Starting Price).

Hypothetical Percentage Change of Lowest Performing Reference Asset on Final Calculation Date	Hypothetical Redemption Amount at Maturity per Security
75.00%	$1,000.00
60.00%	$1,000.00
50.00%	$1,000.00
40.00%	$1,000.00
30.00%	$1,000.00
20.00%	$1,000.00
10.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-30.00%	$1,000.00
-35.00%	$1,000.00
-35.01%	$649.90
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-75.00%	$250.00
-100.00%	$0.00
The above figures do not take into account Contingent Coupon Payments, if any, received during the term of the Securities. As evidenced above, in no event will you have a positive rate of return based solely on the Redemption Amount at Maturity; any positive return will be based solely on the Contingent Coupon Payments, if any, received during the term of the Securities.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the Securities are not automatically called prior to the Maturity Date, the actual amount you will receive at maturity will depend on the actual Ending Price of the Lowest Performing Reference Asset on the Final Calculation Date. The performance of the better performing Reference Asset is not relevant to your return on the Securities.

HYPOTHETICAL CONTINGENT COUPON PAYMENTS ON THE SECURITIES

Set forth below are examples that illustrate how to determine whether a Contingent Coupon Payment will be paid and whether the Securities will be automatically called, if applicable, on a Contingent Coupon Payment Date prior to the Maturity Date. The examples do not reflect any specific Contingent Coupon Payment Date.  The following examples assume that the Securities are subject to automatic call on the applicable Calculation Date. The Securities will not be subject to automatic call until the second Calculation Date, which is approximately six months after the Original Issue Date. The following examples reflect a hypothetical Contingent Coupon Rate of 11.00% per annum (the midpoint of the specified range for the Contingent Coupon Rate) and assume the hypothetical Starting Price, Coupon Threshold Price and Fund Closing Prices for each Reference Asset indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual Starting Price or Coupon Threshold Price. The hypothetical Starting Price of $100.00 for each Reference Asset has been chosen for illustrative purposes only and does not represent the actual Starting Price for any Reference Asset. The actual Starting Price and Coupon Threshold Price for each Reference Asset will be determined on the Pricing Date and will be set forth under “Summary” herein. For historical data regarding the actual Closing Prices of the Reference Assets, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1. The Fund Closing Price of the Lowest Performing Reference Asset on the relevant Calculation Date is greater than or Fund equal to its Coupon Threshold Price and less than its Starting Price.  As a result, investors receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Securities are not automatically called.
	ICLN	TAN
Hypothetical Starting Price:	$100.00	$100.00
Hypothetical Fund Closing Price on relevant Calculation Date:	$90.00	$95.00
Hypothetical Coupon Threshold Price:	$65.00	$65.00
Percentage Change on Relevant Calculation Date:	-10.00%	-5.00%
In this example, ICLN has the lowest Percentage Change and is therefore the Lowest Performing Reference Asset on the relevant Calculation Date. Since the hypothetical Fund Closing Price of the Lowest Performing Reference Asset on the relevant Calculation Date is greater than or equal to its Coupon Threshold Price but less than its Starting Price, you would receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Securities would not be automatically called. The Contingent Coupon Payment would be equal to $27.50 per Security, determined as follows: (i) $1,000 multiplied by 11.00% per annum divided by (ii) 4, rounded to the nearest cent.

Example 2. The Fund Closing Price of the Lowest Performing Reference Asset on the relevant Calculation Date is less than its Coupon Threshold Price. As a result, investors do not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Securities are not automatically called.
	ICLN	TAN
Hypothetical Starting Price:	$100.00	$100.00
Hypothetical Closing Price on relevant Calculation Date:	$60.00	$120.00
Hypothetical Coupon Threshold Price:	$65.00	$65.00
Percentage Change on Relevant Calculation Date:	-40.00%	20.00%
In this example, ICLN has the lowest Percentage Change and is therefore the Lowest Performing Reference Asset on the relevant Calculation Date. Since the hypothetical Fund Closing Price of the Lowest Performing Reference Asset on the relevant Calculation Date is less than its Coupon Threshold Price, you would not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date. In addition, even though the Fund Closing Price of the other Reference Asset on the relevant Calculation Date is greater than its Starting Price, the Securities would not be automatically called. No Contingent Coupon Payment would be paid with respect to this Calculation Date. As this example illustrates, whether you receive a Contingent Coupon Payment and whether the Securities are automatically called on a Contingent Coupon Payment Date will depend solely on the Closing Price of the Lowest Performing Reference Asset on the relevant Calculation Date. The performance of the better performing Reference Asset is not relevant to your return on the Securities.

Example 3. The Fund Closing Price of the Lowest Performing Reference Asset on the relevant Calculation Date is greater than or equal to its Starting Price. As a result, the Securities are automatically called on the applicable Contingent Coupon Payment Date for the Principal Amount per Security plus a final Contingent Coupon Payment.
	ICLN	TAN
Hypothetical Starting Price:	$100.00	$100.00
Hypothetical Fund Closing Price on relevant Calculation Date:	$115.00	$105.00
Hypothetical Coupon Threshold Price:	$65.00	$65.00
Percentage Change on Relevant Calculation Date:	15.00%	5.00%
In this example, TAN has the lowest Percentage Change and is therefore the Lowest Performing Reference Asset on the relevant Calculation Date. Since the hypothetical Fund Closing Price of the Lowest Performing Reference Asset on the relevant Calculation Date is greater than or equal to its Starting Price, the Securities would be automatically called and you would receive the Principal Amount per Security plus a final Contingent Coupon Payment on the applicable Contingent Coupon Payment Date, which is also referred to as the Call Settlement Date. On the Call Settlement Date, you would receive $1,027.50 per Security. You will not receive any further payments after the Call Settlement Date.

HYPOTHETICAL REDEMPTION AMOUNT AT MATURITY

Set forth below are examples of calculations of the Redemption Amount at Maturity, assuming that the Securities have not been automatically called prior to the Maturity Date and assuming the hypothetical Starting Price, Coupon Threshold Price, Downside Threshold Price and Ending Prices for each Reference Asset indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual Starting Price, Coupon Threshold Price or Downside Threshold Price. The hypothetical Starting Price of $100.00 for each Reference Asset has been chosen for illustrative purposes only and does not represent the actual Starting Price for any Reference Asset. The actual Starting Price, Coupon Threshold Price and Downside Threshold Price for each Reference Asset will be determined on the Pricing Date and will be set forth under “Summary” herein. For historical data regarding the actual Closing Prices of the Reference Assets, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Example 1: The Ending Price of the Lowest Performing Reference Asset on the Final Calculation Date is greater than or equal to its Starting Price, the Redemption Amount at Maturity is equal to the Principal Amount of your Securities at maturity and you receive a final Contingent Coupon Payment.
	ICLN	TAN
Hypothetical Starting Price:	$100.00	$100.00
Hypothetical Ending Price on the Final Calculation Date:	$145.00	$135.00
Hypothetical Coupon Threshold Price:	$65.00	$65.00
Hypothetical Downside Threshold Price:	$65.00	$65.00
Percentage Change on Final Calculation Date:	45.00%	35.00%
In this example, TAN has the lowest Percentage Change and is therefore the Lowest Performing Reference Asset on the Final Calculation Date. Since the hypothetical Ending Price of the Lowest Performing Reference Asset on the Final Calculation Date is greater than its hypothetical Downside Threshold Price, the Redemption Amount at Maturity would equal the Principal Amount. Although the hypothetical Ending Price of the Lowest Performing Reference Asset on the Final Calculation Date is significantly greater than its hypothetical Starting Price in this scenario, the Redemption Amount at Maturity will not exceed the Principal Amount. In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $1,000 per Security as well as a final Contingent Coupon Payment.

Example 2: The Ending Price of the Lowest Performing Reference Asset on the Final Calculation Date is less than its Starting Price but greater than or equal to its Downside Threshold Price and its Coupon Threshold Price, the Redemption Amount at Maturity is equal to the Principal Amount of your Securities at maturity and you receive a final Contingent Coupon Payment.
	ICLN	TAN
Hypothetical Starting Price:	$100.00	$100.00
Hypothetical Ending Price on the Final Calculation Date:	$80.00	$115.00
Hypothetical Coupon Threshold Price:	$65.00	$65.00
Hypothetical Downside Threshold Price:	$65.00	$65.00
Percentage Change on Final Calculation Date:	-20.00%	15.00%
In this example, ICLN has the lowest Percentage Change and is therefore the Lowest Performing Reference Asset on the Final Calculation Date. Since the hypothetical Ending Price of the Lowest Performing Reference Asset is less than its hypothetical Starting Price, but greater than or equal to the Downside Threshold Price, you would be repaid the Principal Amount of your Securities at maturity. In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $1,000 per Security as well as a final Contingent Coupon Payment.

Example 3. The Ending Price of the Lowest Performing Reference Asset on the Final Calculation Date is less than its Downside Threshold Price, the Redemption Amount at Maturity is less than the Principal Amount of your Securities at maturity and you do not receive a final Contingent Coupon Payment.
	ICLN	TAN
Hypothetical Starting Price:	$100.00	$100.00
Hypothetical Ending Price on the Final Calculation Date:	$120.00	$45.00
Hypothetical Coupon Threshold Price:	$65.00	$65.00
Hypothetical Downside Threshold Price:	$65.00	$65.00
Percentage Change on Final Calculation Date:	20.00%	-55.00%
In this example, TAN has the lowest Percentage Change and is therefore the Lowest Performing Reference Asset on the Final Calculation Date. Since the hypothetical Ending Price of the Lowest Performing Reference Asset on the Final Calculation Date is less than its Downside Threshold Price, you would lose a portion of the Principal Amount and receive a Redemption Amount at Maturity equal to $450.00 per Security, calculated as follows:
$1,000 + ($1,000 x Percentage Change of the Lowest Performing Reference Asset on the Final Calculation Date)
$1,000 + ($1,000 ×–55.00%) = $450.00
In addition to any Contingent Coupon Payments received during the term of the Securities, on the Maturity Date you would receive $450.00 per Security, but no final Contingent Coupon Payment.

These examples illustrate that you will not participate in any appreciation of any Reference Asset, but will be fully exposed to a decrease in the Lowest Performing Reference Asset if the Ending Price of the Lowest Performing Reference Asset on the Final Calculation Date is less than its Downside Threshold Price, even if the Ending Price of the other Reference Asset has appreciated or has not declined below its Downside Threshold Price.
Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

ADDITIONAL RISKS

An investment in the Securities involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement and “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.
You should understand the risks of investing in the Securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.
Risks Relating to Return Characteristics
Risk of Loss at Maturity
The Redemption Amount at Maturity depends on the Percentage Change of the Lowest Performing Reference Asset calculated on the Final Calculation Date. If the Securities are not automatically called, the Bank will only repay you the full Principal Amount of your Securities if the Ending Price of the Lowest Performing Reference Asset is equal to or greater than its Downside Threshold Price. If the Ending Price of the Lowest Performing Reference Asset is less than its Downside Threshold Price, you will have full downside exposure to the Lowest Performing Reference Asset from its Starting Price to its Ending Price and you will lose more than 35.00%, and possibly all, of the Principal Amount of your Securities on the Maturity Date. Specifically, you will lose 1% for each 1% decline in the Ending Price of the Lowest Performing Reference Asset from its Starting Price.
The Contingent Repayment of Principal Applies Only at Maturity
You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Lowest Performing Reference Asset at such time is greater than or equal to its Downside Threshold Price.
Any Potential Positive Return on the Securities is Limited to the Contingent Coupon Payments; You may not Receive any Contingent Coupon Payments
The potential positive return on the Securities is limited to the Contingent Coupon Payments, if any, that may be payable during the term of the Securities, and you will not participate in any appreciation in the value of any Reference Asset. You will receive a Contingent Coupon Payment on a Contingent Coupon Payment Date only if the Fund Closing Price of the Lowest Performing Reference Asset on the corresponding Calculation Date is equal to or greater than its Coupon Threshold Price. If the Fund Closing Price of the Lowest Performing Reference Asset is less than its Coupon Threshold Price on a Calculation Date, you will not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date. If the Fund Closing Price of any Reference Asset is less than its Coupon Threshold Price on each Calculation Date over the term of the Securities, you will not receive any Contingent Coupon Payments during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of any Contingent Coupon Payment will coincide with a greater risk of principal loss on your Securities.
You Will Be Subject To Reinvestment Risk
If your Securities are automatically called prior to the Final Calculation Date, the term of the Securities may be reduced to as short as approximately 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to maturity. Even if you are able to reinvest the proceeds in an investment with comparable risk and yield, you may incur distribution fees and other transaction costs built into the price of such investment.
The Securities are Exposed to the Market Risk of each Reference Asset
The return on the Securities is not linked to a basket consisting of the Reference Assets, but is instead contingent on the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying securities, the determination as to whether a Contingent Coupon Payment is payable on any Contingent Coupon Payment Date will be contingent on the performance of each individual Reference Asset on each Calculation Date, and the Redemption Amount at Maturity will be calculated based solely on the Ending Price of the Lowest Performing Reference Asset. Poor performance by any Reference Asset over the term of the Securities will negatively affect your return and will not be offset or mitigated by a more favorable performance of the other Reference Asset.

For example, if the Fund Closing Price of any Reference Asset on a Calculation Date is less than its Coupon Threshold Price, you will not receive the applicable Contingent Coupon Payment, even if the Fund Closing Price of the other Reference Asset on such Calculation Date is equal to or greater than its Coupon Threshold Price. It is therefore more likely that you will not receive any Contingent Coupon Payments over the term of the Securities than would have been the case had the Securities been linked to only one of the Reference Assets or a basket of the Reference Assets. Similarly, if the Securities are not automatically called and the Ending Price of any Reference Asset is less than its Downside Threshold Price, you will be fully exposed to the negative performance of the Lowest Performing Reference Asset, even if the other Reference Asset performs positively or does not decline as much as the Lowest Performing Reference Asset.
The Contingent Coupon Rate, Coupon Threshold Price and Downside Threshold Price Reflect in Part the Volatility of the Reference Assets and Greater Volatility Generally Indicates an Increased Risk of Loss at Maturity
Volatility is a measure of the frequency and magnitude of the movements of the price of an asset (or value of an index). The terms of the Securities, including the Contingent Coupon Rate, Coupon Threshold Price and Downside Threshold Price are based on a number of factors, including the expected volatility of the Reference Assets. The Fund Contingent Coupon Rate is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets, calculated as of the Trade Date, been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that its Fund Closing Price on one or more Calculation Dates will be less than its Coupon Threshold Price and its Ending Price will be less than its Downside Threshold Price and, as a consequence, indicates an increased risk of not receiving a Contingent Coupon Payment and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher Contingent Coupon Rate, which may indicate an increased risk of loss.
In addition, while the Contingent Coupon Rate is set based on the expected volatility of the Reference Assets at the time the terms of the Securities are determined, the actual volatility of the Reference Assets over the term of the Securities may be significantly higher, and therefore you will face an even greater risk that you will not receive Contingent Coupon Payments and/or that you will lose some or all of your principal at maturity.
Any Amounts Payable on the Securities are not Linked to the Fund Closing Price of any Reference Asset at any time other Than on the Applicable Calculation Dates
Any payments on the Securities will be based on the Fund Closing Price of each Reference Asset only on the applicable Calculation Dates. Therefore, the Fund Closing Prices of the Reference Assets on dates other than the applicable Calculation Date will have no effect on any amount paid in respect of your Securities. In addition, if the Securities are not automatically called, the Redemption Amount at Maturity will be based on the Ending Price of the Lowest Performing Reference Asset, which will be the Reference Asset with the lowest Percentage Change based on its Fund Closing Price on the Final Calculation Date. If the price of the Lowest Performing Reference Asset falls on the Final Calculation Date, the Redemption Amount at Maturity may be significantly less than it would otherwise have been had such payment been linked to the price of the Lowest Performing Reference Asset at any time prior to such drop.
The Securities Differ from Conventional Debt Instruments
The Securities are not conventional notes or debt instruments. The Securities do not provide you with fixed interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. If the Securities are not automatically called, even if you receive one or more Contingent Coupon Payments, your return on the Securities may be negative and may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.
Holding the Securities is Not the Same as Holding the Reference Asset or Reference Asset Constituents
Holding the Securities is not the same as holding the Reference Assets or the stocks (the “Reference Asset Constituent Stocks”) and other assets comprising the Reference Assets (collectively, the “Reference Asset Constituents”). As a holder of the Securities, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Assets or Reference Asset Constituent Stocks would enjoy.

There is No Assurance that the Investment View Implicit in the Securities Will Be Successful
It is impossible to predict with certainty whether and the extent to which the prices of the Reference Assets will rise or fall. There can be no assurance that the price of each Reference Asset will rise above its Coupon Threshold Price on any Calculation Date or that the Ending Price of any Reference Asset will be greater than or equal to its Downside Threshold Price.
The Fund Closing Prices and Ending Prices of the Reference Assets may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Assets or the Reference Asset Constituent Stocks. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Assets and the Reference Asset Constituent Stocks in particular, and the risk of losing some and as much as all of your investment in the Securities.
Furthermore, we cannot give you any assurance that the future performance of the Reference Assets or the Reference Asset Constituent Stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Securities. Certain periods of historical performance of the Reference Assets or the Reference Asset Constituent Stocks would have resulted in you receiving less than the Principal Amount of your Securities if you had owned Securities with terms similar to these Securities in the past. See “Information Regarding The Reference Assets” in this pricing supplement for further information regarding the historical performance of the Reference Assets.
Risks Relating to Characteristics of the Reference Assets
The Securities are Subject to Market Risk
The return on the Securities is directly linked to the performance of the Reference Assets and indirectly linked to the value of the Reference Asset Constituents. The return on the Securities will depend on whether the Closing Price of the Lowest Performing Reference Asset on any Calculation Date is greater than or equal to its Starting Price which will result in an automatic call of the Securities, whether the Closing Price of the Lowest Performing Reference Asset on any Calculation Date is greater than or equal to its Coupon Threshold Price which will result in a Contingent Coupon Payment, and if not automatically called, whether the Ending Price of the Lowest Performing Reference Asset is greater than or equal to its Downside Threshold Price. The prices of the Reference Assets can rise or fall sharply due to factors specific to the Reference Asset Constituent Stocks, as well as general market factors, such as general market volatility and prices, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the issuers of the Reference Asset Constituent Stocks (the “Reference Asset Constituent Stock Issuers”) and, therefore, the Reference Assets.
The Securities are Subject to Concentration Risk and Risks Associated with the Renewable Energy Sector
The Securities are subject to concentration risk because the ICLN seeks to track the performance of the S&P Global Clean Energy IndexTM (the “Clean Energy Index”) and the TAN seeks to track the performance of the MAC Global Solar Energy Index (the “Solar Energy Index”). Each of the Clean Energy Index and the Solar Energy Index are referred to herein as the “Target Index” for the ICLN and the TAN, respectively. The Clean Energy Index is comprised of the stocks of companies representing the clean energy sector and the Solar Energy Index is comprised of the stocks of companies in the solar energy sector. All or substantially all of the Reference Asset Constituents are issued by companies whose primary business is directly associated with the clean energy or solar energy sector. As a result, the Reference Assets will be more affected by the performance of the renewable energy industry than funds that are more diversified. Such companies are affected by supply and demand, industry competition, operating costs, government regulation, environmental factors, liabilities for environmental damage and general civil liabilities. In addition, natural disasters, terrorist attacks, government intervention or other factors may render an energy company's equipment unusable or obsolete and negatively impact profitability.
An Investment in the Securities Is Subject to Emerging Markets Risk
Each Target Index includes stocks issued by companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Prices of such Reference Fund, which could, in turn, adversely affect the value of, and any amount payable on, the Securities.
The Securities are Subject to Risks Associated With Non U.S. Securities Markets
The Securities are subject to risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
The Securities are Subject to Currency Exchange Rate Risk
The Reference Assets invest a portion of their portfolio in securities that are traded and quoted in a non-U.S. currency. Therefore, holders of the Securities will be exposed to currency exchange rate risk between the currencies in which the Reference Asset Constituent Stocks are quoted and traded and the US dollar. The values of such currencies may be subject to high degrees of fluctuation due to changes in applicable interest rates, the effects of monetary policies issued by the United States and the applicable government, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against such currencies, the value of the Reference Asset Constituent Stocks will be adversely affected and the value of, and any amount payable on, the Securities may decrease.
The Securities are Subject to Small-, Mid- and Micro-Capitalization Stock Risks
The Securities are subject to risks associated with small-, mid- and micro-capitalization companies because the Reference Asset Constituent Stocks of each Reference Asset may be considered small-, mid- or micro- capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Reference Assets may be more volatile than pools of assets in which a greater percentage of the constituent stocks are issued by large-capitalization companies. Stock prices of small-, mid- and micro- capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-, mid- and micro- capitalization companies may be thinly traded. In addition, small-, mid- and micro- capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-, mid- and micro-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
The ICLN Recently Underwent a Significant Portfolio Change; The Performance of the ICLN May be Significantly Affected
Effective on April 19, 2021, the Clean Energy Index underwent certain methodology changes, including an expansion of the target constituent count from 30 stocks to 100 stocks. The ICLN, accordingly, effected a rebalance of its portfolio aimed at maintaining the representative sampling strategy that it utilizes to track the Clean Energy Index. The performance of the ICLN following such portfolio rebalance may differ significantly from past performance. Past performance of the ICLN, whether before or after such rebalance, is not an indication of future performance.

The Bank Cannot Control Actions by the Investment Advisors of the Reference Assets that May Adjust the Reference Assets in a Way that Could Adversely Affect the Payments on the Securities and Their Market Value, and the Investment Advisors Have No Obligation to Consider Your Interests
The Investment Advisors may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the Investment Advisor concerning the calculation of the net asset value (“NAV”) of the relevant Reference Asset, additions, deletions or substitutions of securities in such Reference Asset and the manner in which changes affecting the Target Index for such Reference Asset are reflected in such Reference Asset that could affect the market price of the shares of such Reference Asset, and therefore, the amount payable on your Securities. The amount payable on your Securities and their market value could also be affected if an Investment Advisor changes these policies, for example, by changing the manner in which it calculates the NAV of the applicable Reference Asset, or if such Investment Advisor discontinues or suspends calculation or publication of the NAV of such Reference Asset. If events such as these occur, the Calculation Agent may be required to make discretionary judgments that affect the return you receive on the Securities. For example, as described herein, if a Reference Asset undergoes a liquidation event, the Calculation Agent may be required to select a successor fund or, if no successor fund is available, to determine the Fund Closing Price of such Reference Asset on a Calculation Date and, in the event of certain changes in or modifications to such Reference Asset or its Target Index, the Calculation Agent may be required to determine whether to adjust the Fund Closing Price of such Reference Asset on a Calculation Day.
There Are Risks Associated with a Reference Asset that is an Exchange-Traded Fund
Although the shares of each Reference Asset are listed for trading on a national securities exchange and a number of similar products have been traded on national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of any Reference Asset or that there will be liquidity in the trading market. In addition:
Management Risk:
Each Reference Asset is subject to management risk, which is the risk that its Investment Advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, an Investment Advisor may elect to invest certain of the applicable Reference Asset’s assets in shares of equity securities that are not included in its Target Index. Each Reference Asset is also not actively managed and may be affected by a general decline in market segments relating to its Target Index. The Investment Advisor for each Reference Asset invests in securities included in, or representative of, its Target Index regardless of their investment merits.  The Investment Advisor for each Reference Asset does not attempt to take defensive positions in declining markets. Accordingly, the performance of the Reference Assets could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.
Custody and Liquidity Risk
In addition, the Reference Assets are subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems. Difficulty in executing and settling trades in securities held by a Reference Asset may make it difficult to accurately calculate the NAV per share of such Reference Asset and the liquidity of such Reference Asset may be adversely affected. Market participants may face difficulty in creating and redeeming shares of a Reference Asset, which may have an adverse effect on the price per share of such Reference Asset and the value of, and any amount payable on, the Securities.
Tracking and Underperformance Risk
Each Reference Asset may not replicate the performance of, and may underperform, its Target Index. The performance of each Reference Asset will reflect additional transaction costs and fees that are not included in the calculation of its Target Index. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between a Reference Asset and its Target Index.

The return on the Securities will not be the same as investing directly in any Reference Asset, any Target Index or the Reference Asset Constituents for any Reference Asset, and will not be the same as investing in a debt security with payments linked to the performance of any such Target Index. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.
The Value of a Reference Asset May Fluctuate Relative to its NAV
The NAV of a Reference Asset may fluctuate with changes in the market value of the Reference Asset Constituents. The market prices of a Reference Asset may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a Reference Asset may differ from its NAV per share; a Reference Asset may trade at, above or below its NAV per share.
Changes Affecting a Reference Asset Could Have an Adverse Effect on the Value of, and any Amount Payable on, the Securities
The policies of the Investment Advisors concerning additions, deletions and substitutions of the Reference Asset Constituent Stocks and the manner in which the Investment Advisors take account of certain changes affecting those Reference Asset Constituent Stocks or the relevant Target Index may adversely affect the value of the relevant Reference Asset. The policies of the Investment Advisors with respect to the composition or calculation of the relevant Reference Asset could also adversely affect the value of such Reference Asset. The Investment Advisors may discontinue or suspend calculation or dissemination of the relevant Reference Asset. Any such actions could have a material adverse effect on the value of, and any amount payable on, the Securities.
There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or the Investment Advisors and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Investment Advisors
The Bank, the Underwriters and their respective affiliates may currently, or from time to time in the future, engage in business with the Reference Asset Constituent Stock Issuers. The Bank, the Underwriters and their respective affiliates are not affiliated with any of the companies included in the Reference Assets. None of us, the Underwriters or our or their affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Assets or any of the Reference Asset Constituent Stocks. Before investing in the Securities you should make your own investigation into the Reference Assets and the Reference Asset Constituent Stock Issuers. See the section below entitled “Information Regarding the Reference Assets” in this pricing supplement for additional information about the Reference Assets.
Past Performance is Not Indicative of Future Performance
The actual performance of the Reference Assets or the correlation between them over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Assets or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Assets.
Changes Affecting a Reference Asset Could Have an Adverse Effect on the Value of, and the Amount Payable on, the Securities
The policies of a Sponsor concerning additions, deletions and substitutions of the applicable Reference Asset Constituent Stocks and the manner in which such Sponsor takes account of certain changes affecting those Reference Asset Constituent Stocks may adversely affect the price of a Reference Asset. The policies of a Sponsor with respect to the calculation of a Reference Asset could also adversely affect the price of such Reference Asset. A Sponsor may discontinue or suspend calculation or dissemination of a Reference Asset. Any such actions could have a material adverse effect on the value of, and any amount payable on, the Securities.
The Bank Cannot Control Actions by the Investment Advisors and the Investment Advisors Have No Obligation to Consider Your Interests
The Bank and its affiliates are not affiliated with any Investment Advisor (as defined herein) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the composition of a Reference Asset. No Investment Advisor is involved in the Securities offering in any way and none of them have any obligation to consider your interest as an owner of the Securities in taking any actions that might negatively affect the market value of, and the amount payable on, your Securities.

Risks Relating to Hedging Activities and Conflicts of Interest
Hedging Activities by the Bank and/or the Underwriters May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities
The Bank or one or more of our respective affiliates and/or the Underwriters has hedged or expects to hedge the obligations under the Securities by purchasing futures and/or other instruments linked to the Reference Assets. The Bank or one or more of our respective affiliates and/or the Underwriters also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets or one or more of the Reference Asset Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before a Calculation Date (including the Final Calculation Date).
The Bank or one or more of our respective affiliates and/or the Underwriters may also enter into, adjust and unwind hedging transactions relating to other basket- or equity-linked securities whose returns are linked to changes in the price of the Reference Assets or the Reference Asset Constituent Stocks. Any of these hedging activities may adversely affect the price of a Reference Asset—directly or indirectly by affecting the price of its Reference Asset Constituent Stocks—and therefore the market value of the Securities and the amount you will receive, if any, on the Securities. In addition, you should expect that these transactions will cause the Bank, our respective affiliates and/or the Underwriters, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities. The Bank, our respective affiliates and/or the Underwriters will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and may receive substantial returns with respect to these hedging activities while the value of, and any amount payable on, the Securities may decline.
Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities
The Bank, the Underwriters and their respective affiliates provide a wide range of financial services to a substantial and diversified client base. As such, each of the Bank, the Underwriters and their respective affiliates may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we and/or our affiliates and the Underwriters and/or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the Reference Asset Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we and the Underwriters will have other direct or indirect interests in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of a Reference Asset and/or the value of the Securities. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of a Reference Asset and the market for your Securities, and you should expect that our interests and those of our affiliates and those of the Underwriters and/or of their respective affiliates, or our or their clients or counterparties, will at times be adverse to those of investors in the Securities.
The Bank, the Underwriters and their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Securities should expect that the Bank, the Underwriters and their respective affiliates will offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.
In addition, our and their affiliates or any dealer participating in the offering of the Securities or its affiliates may, at present or in the future, publish research reports on the Reference Assets or the Reference Asset Constituent Stocks. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research reports on the Reference Assets or the Reference Asset Constituent Stocks could adversely affect the prices of the Reference Assets and, therefore, adversely affect the value of and your return on the Securities. You are encouraged to derive information concerning the Reference Assets from multiple sources and should not rely on the views expressed by us, the Underwriters or our or their affiliates or any participating dealer or its affiliates.

The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Investment Advisors and/or Reference Asset Constituent Stock Issuers
The Bank, the Underwriters and their respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that the Bank or the Underwriters will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the Investment Advisors and/or Reference Asset Constituent Stock Issuers or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, the Underwriters and their respective affiliates, in providing these services, engaging in such transactions, or acting for their own accounts, may take actions that have direct or indirect effects on the Securities or other securities that the Bank may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities. In addition, in connection with these activities, certain personnel within the Bank or the Underwriters and their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.
Other Investors in the Securities May Not Have the Same Interests as You
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Securities are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the Securities, assets that are the same or similar to the Securities, assets referenced by the Securities (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Securities. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Securities or in respect of the Reference Assets.
The Calculation Agent Can Postpone any Calculation Date (including the Final Calculation Date) for a Reference Asset if a Market Disruption Event with Respect to a Reference Asset Occurs
If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be a Calculation Date for a Reference Asset, a market disruption event with respect to a Reference Asset has occurred or is continuing for such Reference Asset, such Calculation Date for such Reference Asset will be postponed until the first following Trading Day for such Reference Asset on which no market disruption event occurs or is continuing with respect to such Reference Asset, although such Calculation Date will not be postponed by more than eight scheduled Trading Days for such Reference Asset. Moreover, if such Calculation Date is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to the applicable Reference Asset on that day, that day will nevertheless be the Calculation Date or the Final Calculation Date, as applicable, for such Reference Asset and the Calculation Agent will determine the applicable Fund Closing Price or Ending Price that must be used to determine whether a Contingent Coupon Payment is payable on the Securities, whether the Securities are subject to an automatic call or the Redemption Amount at Maturity, as applicable. For the avoidance of doubt, if on any Calculation Date no market disruption event is occurring with respect to a particular Reference Asset, the Fund Closing Price for such Reference Asset will be determined on the originally scheduled Calculation Date, irrespective of the occurrence of a market disruption even with respect to the other Reference Asset.
See “Summary—Postponement of a Calculation Date” and “Additional Terms of the Securities—Market Disruption Events” in this pricing supplement.
Anti-dilution Adjustments Relating To The Shares Of a Reference Asset Do Not Address Every Event That Could Affect Such Shares
An adjustment factor, as described herein, will be used to determine the Fund Closing Price of each Reference Asset. The Adjustment Factor for a Reference Asset will be adjusted by the Calculation Agent for certain events affecting the shares of such Reference Asset. However, the Calculation Agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor for a Reference Asset, the value of, and any amount payable on, the Securities may be adversely affected.

There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or the Investment Advisors and Us and We Are Not Responsible for Any Disclosure by Any of the Reference Asset Constituent Stock Issuers or Investment Advisors
The Bank, the Underwriters and their respective affiliates may currently or from time to time in the future engage in business with the Reference Asset Constituent Stock Issuers. The Bank, the Underwriters and their respective affiliates are not affiliated with any of the companies included in the Reference Assets. None of us, the Underwriters or our or their affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Assets or any of the Reference Asset Constituent Stocks. Before investing in the Securities you should make your own investigation into the Reference Assets and the Reference Asset Constituent Stock Issuers. See the section below entitled “Information Regarding the Reference Assets” in this pricing supplement for additional information about the Reference Assets.
A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession and/or any Distribution Expense Fee, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You
If any dealer participating in the distribution of the Securities (referred to as a “participating dealer”) or any of its affiliates conducts hedging activities for us in connection with the Securities, that participating dealer or its affiliate will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession and/or any distribution expense fee for the sale of the Securities to you, this projected profit will be in addition to the concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the Securities to you.
Risks Relating to Estimated Value and Liquidity
The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Offering Price, since secondary market prices are likely to exclude discounts and underwriting commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the Original Offering Price. The cost of hedging includes the projected profit that we or our hedge provider may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. or WFS as a result of dealer discounts, mark-ups or other transaction costs.
WFS has advised us that if it or any of its affiliates makes a secondary market in the Securities at any time up to the Original Issue Date or during the 3-month period following the Original Issue Date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the Original Offering Price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it or any of its affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the Securities through an account at WFS or any of its affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.
The Bank's Estimated Value of the Securities Will Be Lower Than the Original Offering Price of the Securities
The Bank's estimated value is only an estimate using several factors. The Original Offering Price of the Securities will exceed the Bank's estimated value because costs associated with selling and structuring the Securities, as well as hedging the Securities, are included in the Original Offering Price of the Securities. These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement.

The Bank's Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others' Estimates
The Bank's estimated value of the Securities is determined by reference to the Bank's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors as well as an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than the Bank's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Securities from you in secondary market transactions. See “The Bank's Estimated Value of the Securities” in this pricing supplement.
The Bank's Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt
The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement.
If the Prices of the Reference Assets or the Reference Asset Constituents Change, the Market Value of Your Securities May Not Change in the Same Manner
Your Securities may trade quite differently from the performance of the Reference Assets or the Reference Asset Constituents. Changes in the values of the Reference Assets or the Reference Asset Constituents may not result in a comparable change in the market value of your Securities. We discuss some of the reasons for this disparity under “— The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” herein.
We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price
We may decide to sell an additional aggregate Principal Amount of the Securities subsequent to the date of the final pricing supplement. The issue price of the Securities in the subsequent sale may differ substantially (higher or lower) from the Original Offering Price as provided on the cover of this pricing supplement.
The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased
The price at which the Securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the prices of the Reference Assets over the full term of the Security, (ii) volatility of the prices of the Reference Assets and the market's perception of future volatility of the prices of the Reference Assets, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the securities included in the Reference Assets, (vi) time remaining to maturity and (vii) currency exchange rates. In particular, because the provisions of the Securities relating to the automatic call feature, the Contingent Coupon Payment feature and the Redemption Amount at Maturity behave like options, the value of the Security will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated prices of the Reference Assets and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than 100.00% of the Original Offering Price if you sell your Securities prior to maturity.
The Securities Lack Liquidity
The Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Securities. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Securities.

Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Securities from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.
Risks Relating to General Credit Characteristics
Your Investment is Subject to the Credit Risk of the Bank
The Securities are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Securities will rank on a parity with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including the Redemption Amount at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Securities and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities. If you sell the Securities prior to maturity, you may receive substantially less than the Principal Amount of your Securities.
The COVID-19 Virus May Have an Adverse Impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain Tax Treatment
Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSETS

iShares® Global Clean Energy ETF
The following is a summary description of the ICLN based on publicly available information. All information regarding the ICLN contained herein, including its make-up, method of calculation and changes in its components, has been derived from publicly available sources and its accuracy cannot be guaranteed. That information reflects the policies of, and is subject to change by, the Investment Advisor. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, the accompanying prospectus, the prospectus supplement, or product prospectus supplement.
General Description
The ICLN is one of the separate investment portfolios that constitute iShares® Trust. The ICLN seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Clean Energy Index (with respect to the ICLN, the “Target Index”). The Clean Energy Index is a float-adjusted market capitalization weighted index managed by S&P Dow Jones Indices LLC (with respect to the ICLN, the “Target Index Sponsor”) that tracks the performance of approximately 30 clean energy-related companies from both developed and emerging markets. The Target Index Sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of the Clean Energy Index at any time.
The ICLN generally invests at least 90% of its assets in securities of the Clean Energy Index and in depositary receipts representing securities of the Clean Energy Index. The ICLN may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by the Investment Advisor or its affiliates, as well as in securities not included in the Clean Energy Index, but which the Investment Advisor believes will help the ICLN track the Clean Energy Index. The ICLN will concentrate its investments (i.e., hold 25% or more of its total assets) in the stocks of a particular industry or group of industries to approximately the same extent that the Target Index is concentrated.
The Investment Advisor uses a representative sampling strategy to manage the ICLN. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in an applicable target index that collectively has an investment profile similar to such target index. The securities selected for inclusion in the ICLN’s portfolio are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Clean Energy Index. The ICLN may or may not hold all of the securities that are included in the Clean Energy Index.

The Investment Advisor is entitled to receive a management fee from the ICLN based on the ICLN’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the ICLN and a set of other specified iShares® funds (the “funds”). As of March 31, 2021, the aggregate expense ratio of the ICLN was 0.46% per annum.
The investment advisory agreement of the ICLN provides that the Investment Advisor will pay all operating expenses of the ICLN, except management fees, interest expenses, taxes, brokerage expenses, future distribution fees or expenses litigation expenses and any extraordinary expenses. The ICLN may also pay “Acquired Fund Fees and Expenses”.  Acquired Fund Fees and Expenses reflect the ICLN’s pro rata share of the fees and expenses incurred by investing in other investment companies.
The Clean Energy Index is a subset of the S&P® Global Broad Market Index (“S&P Global BMI”) is limited to those stocks traded on a developed market exchange which meet or exceed, at the time of inclusion, $300 in total market capitalization, $100 million in float-adjusted market capitalization, and $3 million average daily value traded over a three-month period. The Target Index Sponsor first selects components in order of float-adjusted market capitalization from companies that is has determined have maximum clean energy exposure (“Maximum Exposure Companies”), next, from those companies that it has determined have significant clean energy exposure (“Significant Exposure Companies”), and lastly, if necessary, from those companies that it has determined have moderate clean energy exposure (“Moderate Exposure Companies”). The Target Index Sponsor next replaces any components with a “carbon intensity” score of greater than three standard deviations of the mean of all components (excluding the top and bottom five percent) with the next highest ranked stock in order to satisfy the index’s target constituent count of approximately 100.
Companies are weighed based on the product of each constituent’s float-adjusted market capitalization and exposure score with the weights of constituents capped at the lower of either a single constituent weight cap by exposure score, or five times its liquidity weight. Maximum Exposure Companies are weighted based on float-adjusted market capitalization while Significant Exposure Companies are weighted based on 0.75 of float-adjusted market capitalization and Moderate Exposure Companies are weighted based on half of float-adjusted market capitalization. Each constituent is capped at 4.5 percent of index weight. The cumulative weight of all constituents which have a weight greater than 4.5 percent cannot exceed 40 percent of index weight.
Information provided to or filed with the SEC by iShares pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-97598 and 811-09102. Shares of the ICLN are listed and trade on the Nasdaq under the ticker symbol “ICLN.”
For additional information regarding the ICLN or the Investment Advisor, please consult the reports (including the most recent Annual Report to Shareholders on Form N-CSR) and other information the Investment Advisor files with the SEC. In addition, information regarding the ICLN, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the iShares® website.
S&P Global Clean Energy Index
We obtained all information contained in this pricing supplement regarding the Target Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by the Target Index Sponsor. The Target Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Target Index at any time. Neither we nor any Underwriter has independently verified the accuracy or completeness of any information with respect to the Target Index in connection with the offer and sale of the Securities.
The Target Index measures the performance of 100 of the largest companies in global clean energy related businesses from both developed and emerging markets, selected from the constituents of the S&P Global BMI. The Target Index is a non-market capitalization weighted index, meaning the constituents have a user-defined weight (i.e., the product of a constituent’s float-adjusted market capitalization and exposure score (described below), subject to a single constituent weight cap of 4.5%).  The S&P Global BMI includes more than 11,000 stocks selected from 25 developed and 25 emerging markets. The Target Index is calculated, maintained and published by the Target Index Sponsor and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spglobal.com/spdji/en/indices/esg/sp-global-clean-energy-index and spglobal.com. We are not incorporating by reference the websites or any material they include in this pricing supplement.
Eligibility Criteria
For companies with multiple share classes and dual listed companies, each company is represented once by the designated listing.
In order to be included in the index, the company must have a total market capitalization of greater than or equal to $300 million, a float-adjusted market capitalization of $100 million, a 3-month average daily value traded of $3 million ($2 million for current constituents), and the stocks must be traded on a developed market exchange.
Index Construction
Stocks that satisfy the eligibility criteria for the Target Index are reviewed for specific practices related to clean energy in their business description. The Target Index constituents are drawn from S&P Global BMI. For more information about the S&P Global BMI, see “S&P Global BMI (Broad Market Index)” below. The universe of companies that may be considered eligible for potential Target Index inclusion is determined by the Target Index Sponsor based on factors such as a company’s business description and its most recent reported revenue by segment. Companies are identified as being in the clean energy business for their involvement in the production of clean energy or provision of clean energy technology & equipment, including but not limited to:
•	biofuel & biomass energy production;
•	biofuel & biomass technology & equipment;
•	ethanol & fuel alcohol production;
•	fuel cells technology & equipment;
•	geothermal energy production;
•	hydro electricity production;
•	hydro-electric turbines & other equipment;
•	photo voltaic cells & equipment;
•	solar energy production;
•	wind energy production; and
•	wind turbines & other wind energy equipment.
After determining the eligible universe, the Target Index components are selected as follows:
1.	The Target Index Sponsor defines exposure scores for each company based on its primary business.
2.	The 100 largest companies, as ranked by the float-adjusted market capitalization, with exposure scores of 1 from the eligible universe are selected.
3.
In the event of fewer than 100 qualifying stocks with an exposure score of 1, the largest companies, as ranked by float-adjusted market capitalization, from within the eligible universe with an exposure score of 0.75 are selected until the count reaches 100.

4.
In the event of fewer than 100 qualifying stocks with an exposure score of 0.75, the largest companies, as ranked by float-adjusted market capitalization, from within the eligible universe with an exposure score of 0.5 are selected until the count reaches 100.

5.
From the 100 companies selected in the prior steps, those with an S&P Trucost Limited (Trucost) carbon-to-revenue footprint standard score greater than three are excluded from the Target Index and replaced with the next highest ranked stock in order to satisfy the Target Index’s target constituent count of 100.

	Exposure Scores
0	0.5	0.75	1
Eliminated, no exposure.	Moderate clean energy exposure	Significant clean energy exposure	Maximum clean energy exposure
The carbon-to-revenue footprint standard score is calculated by subtracting the mean carbon-to-revenue footprint of the selections as of the rebalancing reference date from each selection’s carbon-to-revenue footprint and then dividing the difference by the standard deviation. The top and bottom five percent are excluded from the mean and standard deviation calculations. The carbon-to-revenue footprint data used in the methodology is calculated by Trucost, a part of the Target Index Sponsor, and is defined as the company’s annual greenhouse gas (GHG) emissions (direct and first tier indirect), expressed as metric tons of carbon dioxide equivalent (tCO2e) emissions, divided by annual revenues for the corresponding year, expressed in millions of US dollars. Trucost’s annual research process searches for environmental performance information in annual reports, sustainability reports, websites, and other publicly disclosed sources. Third party datasets are also reviewed. Trucost then standardizes reported environmental performance data to best practice guidelines so that it can be compared across companies, regions, and business activities. To correct errors in company reporting, data control procedures are applied, including sector specialist data reviews, automated outlier identifications and year-on-year comparisons. Wherever a material metric is not disclosed, Trucost uses the modelled value to estimate the missing data fields. Trucost then conducts an annual engagement with each company, providing the opportunity to verify environmental performance and provide additional information. Replacement stocks must have a carbon-to-revenue footprint lower than those being replaced to qualify for the Target Index addition. Companies without Trucost coverage are eligible for the Target Index inclusion but are excluded from the carbon-to-revenue footprint standard score calculation process.
Constituent Weightings
Constituents are weighted based on the product of each constituent’s float-adjusted market capitalization and exposure score, subject to a single constituent weight cap of 4.5%.
Calculation
 The Target Index is a non-market capitalization weighted index, meaning the constituents have a user-defined weight in the index (i.e., the product of a constituent’s float-adjusted market capitalization and exposure score, subject to a single constituent weight cap of 4.5%). To calculate, the Target Index value is the market value of the Target Index divided by the index divisor:
Index Value = (Index Market Value) / Divisor
Index Market Value =           Pi × Sharesi × IWFi × FxRate × AWFi
where N is the number of stocks in the index, Pi the price of stock i, IWFi is the float factor of stock i (as defined below), AWFi is the adjustment factor of stock i assigned at each index rebalancing date, t, which adjusts the market capitalization for all index constituents to achieve the user-defined weight, while maintaining the total market value of the overall index and FxRate is the exchange rate from the local currency into index currency for stock i.
The AWF for each index constituent, i, at rebalancing date, t, is calculated by:
AWFi,t = Z / FloatAdjustedMarketValuei,t × Wi,t × FxRate
Where Z is an index specific constant set for the purpose of deriving the AWF and, therefore, each stock’s share count used in the index calculation (often referred to as modified index shares). Wi,t is the user-defined weight of stock i on rebalancing date t and FxRate is the exchange rate from the local currency into index currency for stock i.
The “divisor” is a value calculated by the Target Index Sponsor that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the Target Index reflects the total market value of all index stocks relative to the index’s base date of November 21, 2003.
In addition, the Target Index is float-adjusted, meaning that the share counts used in calculating the Target Index reflect only those shares available to investors rather than all of a company’s outstanding shares. Target Index Sponsor seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, Target Index Sponsor excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in the Target Index calculation. The exclusion is accomplished by calculating an investable weight factor (“IWF”) for each stock that is part of the numerator of the float-adjusted index fraction described above:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.
Index Maintenance
The Target Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the Target Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions.
The Target Index is rebalanced semi-annually effective on the third Friday of April and October, based on data from the third Friday of March and September, respectively. Rebalancing changes include additions, deletions, and weight changes, as well as a divisor adjustment.
An S&P Dow Jones Index Committee (the “Index Committee”) maintains the Target Index. The Index Committee meets regularly. At each meeting, the Index Committee may review pending corporate actions that may affect index constituents, statistics comparing the composition of the Target Index to the market, companies that are being considered as candidates for addition to the Target Index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.
In addition to the daily governance of the Target Index and maintenance of the index methodology, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the Target Index continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, the Target Index Sponsor may publish a consultation inviting comments from external parties.
Divisor Adjustments
The two types of adjustments primarily used by the Target Index Sponsor are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the Target Index. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the Target Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, the Target Index Sponsor generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the Target Index post-event value to the pre-event level.
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the Target Index. Certain corporate actions require the Target Index Sponsor to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the Target Index from changing as a result of the corporate action. This helps ensure that the movement of the Target Index does not reflect the corporate actions of individual companies in the Target Index.

Spin-Offs
As a general policy both the parent and spin-off company generally remain in the Target Index until the next index rebalancing. The spin-off company is added to the Target Index at a zero price at the close of the day before the ex-date. No price adjustment is applied to the parent and there is no divisor change. All indices undergo a full review with the next rebalancing. However, if (i) the next index rebalancing is more than three months away, and (ii) either the parent company or the spin-off company is clearly not eligible for the Target Index, then, the spin-off company is reviewed on a case-by-case basis and the appropriate treatment will be announced to clients in advance.
Several additional types of corporate actions, and their related treatment, are listed in the table below.
Corporate Action	Treatment
Company addition/deletion
Addition
Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion
The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization.

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the special dividend. The net change to the index market capitalization causes a divisor adjustment.
Rights offering
All rights offerings that are in-the-money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Recalculation Policy
The Target Index Sponsor reserves the right to recalculate and republish the Target Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the Target Index is made at the discretion of the index manager and/or Index Committee, as further discussed below. The potential market impact or disruption resulting from a recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the index is recalculated. In the event any such event is discovered beyond the two trading day period, the Index Committee shall decide whether the index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the Index Committee shall determine whether or not to recalculate the index following specified guidelines. In the event that the index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions
Closing levels for the Target Index are calculated by the Target Index Sponsor based on the closing price of the individual constituents of the Target Index as set by their primary exchange. Closing prices are received by the Target Index Sponsor from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.
Unexpected Exchange Closures
An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

Historical Information
The graph below illustrates the performance of the ICLN from January 1, 2016 through April 26, 2021. The dotted line represents its hypothetical Coupon Threshold Price and Downside Threshold Price of $16.003, which is equal to 65.00% of $24.62, which was the Closing Price of the ICLN on April 26, 2021.  Past performance of the ICLN is not indicative of future performance.
We obtained the information regarding the historical performance of the ICLN in the graph above from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the ICLN should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the ICLN on any Calculation Date or its Ending Price. We cannot give you assurance that the performance of the ICLN will result in any positive return on your investment.

Invesco Solar ETF
The following is a summary description of TAN based on publicly available information. All information regarding the TAN contained herein, including its make-up, method of calculation and changes in its components, has been derived from publicly available sources and its accuracy cannot be guaranteed. That information reflects the policies of, and is subject to change by, the Investment Advisor. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, the accompanying prospectus, the prospectus supplement, or product prospectus supplement.
General Description
We have derived all information contained herein regarding the TAN from publicly available information. Such information reflects the policies of, and is subject to change by the Investment Advisor. We have not undertaken an independent review or due diligence of any publicly available information regarding the TAN.
The TAN seeks to track the investment results, before fees and expenses, of the Solar Energy Index (with respect to the TAN, the “Target Index”). The TAN will generally invest at least 90% of its total assets in the securities, including American depositary receipts (“ADRs”) that comprise the Solar Energy Index. The TAN is not actively managed by traditional methods, which typically involve effecting changes in the holdings of securities on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weights of the securities held by the TAN and the components of the Solar Energy Index, the trustee for the TAN adjusts the holdings of the TAN  from time to time to conform to periodic changes in the identity and/or relative weightings of the constituents of the Target Index. The TAN employs a “full replication” methodology in seeking to track the Solar Energy Index, meaning that the TAN generally invests in all of the securities comprising the Solar Energy Index in proportion to their weightings in the Solar Energy Index.
The Solar Energy Index is administered and calculated by MAC Indexing LLC (with respect to the TAN, the “Target Index Sponsor”) and is designed to track the global solar energy equity sector. The Solar Energy Index includes companies listed on exchanges in one of the following countries: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom, the United States and, as of March 2021, Israel, Luxembourg, South Korea and Taiwan. To be eligible for inclusion in the Solar Energy Index, a company must derive a significant amount of their revenues from the following business segments of the solar industry: solar power equipment producers, including ancillary or enabling products such as tracking systems, inverters, batteries, or other energy storage systems; suppliers of raw materials, components or services to solar producers or developers; companies that produce solar equipment fabrication systems; companies involved in solar power system installation, development, integration, maintenance, or finance; companies that produce hydrogen using solar energy; companies that provide solar-powered charging systems for electric vehicles or other electric devices; companies selling systems that use solar thermal energy to produce heat or electricity; or companies that sell electricity derived from solar power.
Information filed with the SEC by Invesco Exchange-Traded Fund Trust II with respect to the TAN can be found by reference to its SEC file numbers: 333-138490 and 811-21977 or its CIK Code 0001378872. Shares of the TAN are listed on NYSE Arca under ticker symbol “TAN”.
For additional information regarding the TAN or the Investment Advisor, please consult the reports (including the most recent Annual Report to Shareholders on Form N-CSR) and other information the Investment Advisor files with the SEC. In addition, information regarding the TAN, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the Invesco website.
MAC Global Solar Energy Index
We obtained all information contained in this pricing supplement regarding the Target Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by the Target Index Sponsor. The Target Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Target Index at any time. Neither we nor any Underwriter has independently verified the accuracy or completeness of any information with respect to the Target Index in connection with the offer and sale of the Securities.
The Target Index is designed to track the global solar energy equity sector. The Target Index includes companies listed on exchanges in specified countries (described below) that derive a significant amount of their revenues from solar business activities. Additional information is available on the following website: macsolarindex.com/index-details/. We are not incorporating by reference the website or any material it includes in this pricing supplement.
Index Construction
Constituent stocks must be listed on an exchange in one of the following countries: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom or the United States. Effective March 2021, the following countries will be added to this list: Israel, Luxembourg, South Korea and Taiwan.
The Target Index selects stocks based upon the relative importance of solar power within the company’s business model. Segment revenue is the primary metric used for determining a company’s solar exposure, if available, but other metrics may be used for determining solar exposure depending on availability, such as EBITDA, net income, earnings, balance sheet, portfolio holdings, cash flow, cash available for distribution, solar electricity capacity or production in energy terms or other relevant metrics.
Companies that qualify for inclusion in the Target Index must derive a significant portion of their revenue (or other relevant metric) from operating in the following business segments of the solar industry: solar power equipment producers including ancillary or enabling products such as tracking systems, inverters, batteries, or other energy storage systems; suppliers of raw materials, components or services to solar producers or developers; companies that produce solar equipment fabrication systems; companies involved in solar power system installation, development, integration, maintenance, or finance; companies that produce hydrogen using solar energy; companies that provide solar-powered charging systems for electric vehicles or other electric devices; companies selling systems that use solar thermal energy to produce heat or electricity; or companies that sell electricity derived from solar power.
To determine whether solar power is a significant component of a company’s business, the Target Index Sponsor uses the following process. All publicly-traded companies with any connection to the solar industry, and that are listed in one of the countries specified herein, are identified by company description database searches and bottom-up industry research of publicly available information and databases. Based on a review of the company’s public filings and company description, companies identified through the initial search are put into groups:
•
Pure-Play Group. Companies that generate in excess of two-thirds of their revenue from solar related business are considered to have their primary business in the solar industry and are placed in the Pure-Play Group. These are assigned an exposure factor of 1.0.

•
Medium-Play Group. Companies that operate in multiple industries but have significant exposure to the solar industry — defined as generating less than approximately two-thirds but more than approximately one-third of their revenue from solar related business — are placed in the Medium-Play Group. These are assigned an exposure factor of 0.5.

•
Eliminated Group. Companies with marginal exposure to the solar industry — defined as generating less than approximately one-third of their revenue from solar related business — are eliminated from consideration as an index constituent.

In addition to falling into the Pure-Play Group or the Medium-Play Group, securities eligible for inclusion in the Target Index that are not existing constituents of the Target Index must be listed on an exchange in a specified country, as defined above, have a minimum float-adjusted market capitalization greater than or equal to $150 million as of the reference date preceding each rebalance and have a minimum one month average daily trading value of $750,000 as of the reference date preceding each rebalance. Securities in the Pure-Play Group or Medium-Play Group that do not meet these criteria are excluded from consideration as an index constituent. Securities that are already in the Target Index are not subject to the minimum market capitalization and trading value to remain constituents of the Target Index.
Constituent Weighting
The weighting of index constituents on the rebalance date is determined as follows:
•
The float-adjusted market capitalization for each security is multiplied by its exposure factor of either 1.0 or 0.5, meaning the market capitalization for the securities in the Pure-Play Group is taken at full value and for the securities in the Medium-Play Group is reduced by one half.

•	The resulting adjusted market capitalizations are used to create a standard market-capitalization-weighted index with raw weighting factors.
•
If necessary, the raw weighting factors are modified through a weighting-gap rebalancing algorithm to ensure that, at the time of rebalance, no security in the Target Index has an individual weighting greater than 10% and that the aggregate weighting of securities in the Target Index with individual weightings of more than 4.5% is no more than 45.0% of the total index. The weighting-gap rebalancing algorithm progressively reduces the weighting gap between adjacent securities, as ranked by their raw weighting factors, on a proportional basis, until the weighting parameters specified above are met. The index sponsor may adjust the weights to account for liquidity, solar exposure, ownership, or diversification factors. In addition, the Target Index follows an “80% investment policy” whereby at least 80% of the combined weight of the index constituents must be represented by companies that derive at least 50% of their revenues from the solar industry. Stocks with less than 50% solar revenue will either be dropped from the Target Index, not included in the Target Index, or have a weight adjustment to the extent necessary to comply with this policy.

Adjustments for Corporate Actions
If an index constituent is determined to be delisted, illiquid, in bankruptcy or debt restructuring proceedings, acquired or in extreme legal, regulatory or financial distress, that constituent may be removed from the Target Index effective immediately and the stock will not be replaced. An index constituent that is under a trading halt or suspension will be reviewed on an ongoing basis for possible deletion. A spin-off from an existing index constituent will automatically be included in the Target Index if it meets the index criteria described above but will be dropped from the Target Index as soon as it is reasonably practicable if the spun-off company does not meet the index criteria described above.
A company that recently completed an initial public offering and that meets the criteria described above can be considered for inclusion as an index constituent only at the time of the quarterly index rebalance and only after the security has completed at least two months of trading history.
Index Maintenance
Except in unusual circumstances (including, but not limited to, mergers, spin-offs, delisting, tender offers or the acquisition of bankruptcy of a company), the Target Index will be rebalanced on the third Friday of the last month of each calendar quarter (i.e. the third Friday of each March, June, September and December), with a reference date for the data being the first business day of the last month of the calendar quarter. At the quarterly index rebalance, securities may be added or deleted as index constituents according to the criteria defined above and the exposure factor may be changed based on a shift in the company’s relative exposure to the solar industry. Also, constituent weightings may be adjusted at the quarterly index rebalance to reflect a change in the exposure factor for a particular stock, the addition or deletion of index constituents and/or the need to meet the specified weighting requirements.

Historical Information
The graph below illustrates the performance of the TAN from January 1, 2016 through April 26, 2021. The dotted line represents its hypothetical Coupon Threshold Price and Downside Threshold Price of $59.722, which is equal to 65.00% of $91.88, which was the Closing Price of the TAN on April 26, 2021. Past performance of the TAN is not indicative of future performance.
We obtained the information regarding the historical performance of the TAN in the graph above from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the TAN should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the TAN on any Calculation Date or its Ending Price. We cannot give you assurance that the performance of the TAN will result in any positive return on your investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of the Bank, will purchase the Securities from the Bank for distribution to other registered broker-dealers or will offer the Securities directly to investors.
Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to WFS at a discount of up to $20.00 (2.00%) per $1,000 Principal Amount of the Securities. WFS will provide selected dealers, which may include WFA, with a selling concession of up to $10.00 (1.00%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.
In addition, in respect of certain Securities sold in this offering, we may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities. While the Underwriters may make markets in the Securities, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.
The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their affiliates expect to incur and profits that the Bank, the Underwriters or their affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Original Issue Date.
Conflicts of Interest
Scotia Capital (USA) Inc. is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Scotia Capital (USA) Inc. is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

THE BANK'S ESTIMATED VALUE OF THE SECURITIES

The Bank's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The Bank's estimated value does not represent a minimum price at which the Bank would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors— Risks Relating to Estimated Value and Liquidity — The Bank's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Securities is derived from the Bank's internal pricing model. This model is dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors— Risks Relating to Estimated Value and Liquidity — The Bank's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates.”
The Bank's estimated value of the Securities will be lower than the Original Offering Price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the Original Offering Price of the Securities. These costs include the selling commissions paid to the Underwriters and other affiliated or unaffiliated dealers, the projected profits that we or our hedge provider expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. We pay to such hedge provider amounts based on, but at a discount to, what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, such hedge provider pays to us the amount we owe under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Additional Risk Factors— Risks Relating to Estimated Value and Liquidity — The Bank's Estimated Value of the Securities Will Be Lower Than the Original Offering Price of the Securities” in this pricing supplement.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Please read this information in conjunction with the summary terms on the front cover of this document. Notwithstanding anything to the contrary in the accompanying product prospectus supplement for this Security, the amount you will receive at maturity will be the Redemption Amount at Maturity, defined and calculated as provided in this pricing supplement.
Additional Information About the Terminology Used in this Pricing Supplement
This pricing supplement uses certain terminology that differs from that used in the accompanying product prospectus supplement. For the avoidance of doubt, the provisions in this pricing supplement regarding any payment on the Securities (whether upon automatic call or at maturity) will control. Please read this pricing supplement and the accompanying prospectus, prospectus supplement, and product prospectus supplement with the following mapping in mind.
“Security”	The accompanying product prospectus supplement refers to a Security as a “note”
“Original Offering Price”	The accompanying product prospectus supplement refers to the Original Offering Price as the “original issue price”
“Final Calculation Date”	The accompanying product prospectus supplement refers to a Final Calculation Date as a “valuation date”
“Calculation Date”	The accompanying product prospectus supplement refers to a Calculation Date as a “valuation date”
“Starting Price”	The accompanying product prospectus supplement refers to the Starting Price as the “Initial Price”
“Ending Price”	The accompanying product prospectus supplement refers to the Ending Price as the “Final Price”
“Redemption Amount at Maturity”	The accompanying product prospectus supplement refers to the Redemption Amount at Maturity as the “payment at maturity”
“Downside Threshold Price”	The accompanying product prospectus supplement refers to the Downside Threshold Price as the “Barrier Level”

CANADIAN INCOME TAX CONSEQUENCES

An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 20 of the accompanying prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement.”

U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Except as provided above under “Canadian Income Tax Consequences”, tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. By purchasing the Securities, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the Reference Assets with associated contingent coupons for U.S. federal income tax purposes. You further agree to include any contingent coupon that is paid by the Bank (including on the maturity date or call settlement date) in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.
Under this treatment, you should generally recognize capital gain or loss upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (and, otherwise, should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Securities prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Except to the extent otherwise required by law, the Bank intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement unless and until such time as Congress, the IRS or the Treasury determine that some other treatment is more appropriate.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain recognized with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution, and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.
Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, we currently do not intend to treat contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 as subject to U.S. withholding tax and we currently do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.  Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain recognized on the taxable disposition of the Securities generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, (iii) you fail to provide the relevant correct, completed and executed IRS Form W-8 or (iv) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Stock Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain recognized by a non-U.S. holder in respect of a Security upon a taxable disposition (including cash settlement) of the Security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our representation that the Securities are not “delta-one” with respect to the Reference Assets, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. The determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on determinations on the date the terms of the Securities are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Assets or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Assets or the Securities. If you enter, or have entered, into other transactions in respect of the Reference Assets or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisors regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition (because proposed Treasury regulations, which may be currently relied upon, would eliminate FATCA withholding on gross proceeds), and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a non-U.S. entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.
Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Securities.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and those of the issuers of the Reference Asset Constituent Stocks).